Exhibit 10.2

DATED THIS                                DAY OF                                           2008

BETWEEN

HAE SUNG CHANG  -  Shareholder #1

AND

PARK JAE KWON  -  Shareholder #2

AND

FIRST AMERICAN SCIENTIFIC CORPORATION

JOINT VENTURE & SHAREHOLDERS’ AGREEMENT

TABLE OF CONTENTS

CLAUSE                    HEADING                                                                                                 PAGE

1.           DEFINITIONS

2.           INTERPRETATION

3.           OBJECT

4.           ESTABLISHMENT OF THE COMPANY

5.           BUSINESS OF THE COMPANY

5A.        WARRANTIES AND REPRESENTATIONS

6.           CAPITAL CALL & SHAREHOLDING

7.           SHARE CAPITAL OF THE COMPANY

8.           UNDERTAKINGS AND COVENANTS

9.           OPERATIONS OF THE COMPANY

10.	CONDUCT OF BUSINESS

       11.           BOARD OF DIRECTORS

       12.           DIRECTORS’ RESERVED MATTERS

       13.           GENERAL MEETINGS

       14.           BUDGETS AND FINANCIAL INFORMATION

       15.           SHAREHOLDER MATTERS

16.	PRE-EMPTIVE RIGHTS

17.	NEW SHAREHOLDERS

       18.           RIGHTS TO INFORMATION AND CONFIDENTIALITY

       19.           DURATION

       20.           INSOLVENCY

TABLE OF CONTENTS (cont.)

CLAUSE                      HEADING                                                                                                 PAGE

20A. DEFAULT

       21.           DEADLOCK
       22.           DIVIDEND POLICY

       23.           NON-COMPETITION

       24.           PERFORMANCE OF AGREEMENT

       25.           NAME

       26.           NOTICES

27.	REMEDIES

28.	SEVERANCE

29.	GOVERNING LAW & JURISDICTION

30.	ENTIRE AGREEMENT

       31.           ASSIGNMENT

32.	FURTHER ACTS

33.	COSTS

34.	NON-PARTNERSHIP

       35.           WAIVER

       36.           PREVALENCE OF AGREEMENT

       37.           SPIRIT OF FAIRNESS AND EQUITY

       38.           AGENT FOR SERVICE

39.	SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS

APPENDIX 1
APPENDIX 2
APPENDIX 3

THIS AGREEMENT is made this                                                                           day of                                           2004

BETWEEN:-

(1)
JP FAS Korea Ltd. (Korean Company Registration No. 110111-3890351) a private company with limited liability duly incorporated and existing under the laws of Republic of Korea, and having its place of business at 272-31,Nonhyun-Dong,Kangnam-Gu,Seoul Korea (in this Agreement called FAS Korea),

AND

(2)
FIRST AMERICAN SCIENTIFIC CORPORATION , a USA a public company with limited liability duly incorporated and existing under the laws of the Stae of Nevada, USA and having its place of business at # 26 – 762 Vanyage Way, Delta BC, Canada, V4G 1A6 (in this Agreement called “FASC”) of the last part.

RECITALS:-

(A)	FAS Korea is in the business of sourcing, developing and acquiring new technology for application in various industries in Korea

(B)
FASC is an equipment manufacturer and provider of turn-key systems and is the creator and owner of a patented grinder-dryer technology called the “KDS Micronex Reduction System” (in this Agreement called “ KDS Micronex machine).

(C)
The parties have agreed to collaborate with each other to carry on business in the area of selling and marketing the KDS and to facilitate the same, have agreed to establish a joint venture company in Korea .

(D)	The rights as shareholders of the joint venture company shall be regulated by the provisions of this Agreement and the Memorandum and Articles of Association of the joint venture company.

(E) The parties have agreed that if any conflict be found between this Agreement and Technical License Agreement, the latter will govern.

OPERATIVE PROVISIONS:-

1.         DEFINITIONS

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings respectively:-

“Act”	means the Companies Act of Korea;

“Affiliate”
means any company which is controlled by a Shareholder or which is controlling or under the same control as a Shareholder. For this purpose, control shall mean the direct or indirect ownership of 50% or more of the shares entitled to vote;

“Annual Budget”	means the annual operating budget and any other financial and investment plans approved by the Board under Clause 14.1 and as may be amended from time to time;

“Articles”	means the Articles of Association for the time being of the Company;

“Auditors”	means the auditors for the time being of the Company;

“Board”	means the board of directors for the time being of the Company;

“Business”	has the meaning ascribed to it in Clause 5.2 and includes such other business as may be authorised pursuant to the Business Plan;

“Business Day”	means a day except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) on which banks are open for business in Korea.

“Business Plan”	means the business plan of the Company for a specified period, which business plan shall specifically:-

(i)	describe the business objectives of the Company for the specified period and the plans of the Company as to how those objectives will be met;

(ii)	estimate capital expenditure requirements of the Company for the specified period;

(iii)	estimate the profitability of the Company for the specified period;

(iv)	forecasting the balance sheet of the Company as at the end of the specified period; and

(v)	addressing such other matters as the Board may think appropriate.

“Chairman”	means the chairman of the Board for the time being;

“Chief Executive Officer”	has the meaning ascribed to it in Clause 11.1;

“Company”	means the private company with limited liability to be established by the Parties in Korea to undertake the Business, as more particularly referred to in Clause 4;

“Debenture”	has the meaning ascribed to it in section 2 of the Securities Commission Act Korea;

“Directors”	means the directors for the time being of the Company and the expression “Director” shall mean any of them;

“Directors’ Reserved Matters”	has the meaning ascribed to it in Clause 12.1;

“Fair Market Value”
means the value of the Company agreed by the Shareholders, provided that if the Shareholders cannot agree, then the Shareholders will jointly select an independent major international accounting firm, or if the Shareholders fail to so jointly select, the Auditors, to independently determine and certify the value of the Company based on the Company’s net tangible and intangible assets on a willing seller-willing buyer basis;

“Financial Year”
means a financial year of the Company, which as at the date of this Agreement has been fixed as ending on 30 June of each year, subject always to any change in Financial Year end approved by the Board;

“FASC”	means First American Scientific Corporation

“Information”
means confidential information relating to a Party or its business made available by it to any other Party (or its representatives), whether before or after this Agreement is entered into, for the purpose of considering, advising in relation to or furthering the Business or for the performance of this Agreement (and any information or analysis derived from such information) and shall include all information relating to any investment or potential investment and all reports, reviews and strategies prepared for the Company in respect of its business;

“Initial Budget”
means the budget as annexed hereto to Appendix 3 detailing the working capital requirements for the Company for the period of 1 year from the date the Company commences operations. For the purposes hereof, the Company “commences operations” on the date the Company places its first order for a KDS Micronex Machine from FASC for the demonstration plant in Korea;

“Intellectual Property Rights”
means any and all intellectual and industrial property rights throughout the world, including, without limitation, rights in respect of, or in connection with:

(a)      copyright (including future copyright) and rights in the nature of or analogous to copyright;
(b)      inventions, discoveries;
(c)      patents and patent applications;
(d)      trade marks, service marks;
(e)      designs, circuit layouts, processes; and
(f)       trade secrets and know-how,

whether or not now existing and whether or not registered and includes all future rights, any right to apply for the registration of such rights and all renewals and extensions thereof;

“KDS Micronex Machine”	means the micronizing machine designed, the specifications of which are annexed hereto to Appendix 2, and includes all improvements thereto made by FASC from time to time;

“KDS System”	means the patented grinder-dryer micronizing technology called the “KDS Micronex Reduction System” utilised in the KDS Micronex Machine;

“Memorandum and Articles of Association”	means the memorandum and articles of association for the time being of the Company;

“Ordinary Shares”
means the ordinary shares of par value $50.00 USD each in the share capital of the Company (subject always to any subdivision of the same), and the expression “Ordinary Share” means an ordinary share in the capital of the Company;

“Parties”	means collectively FAS Korea and FASC and any other person becoming a party to this Agreement and the expression “Party” shall refer to any one of them as the context dictates;

“Pro Rata Share”
means the ratio determined, immediately prior to a proposed transfer, by dividing (i) the number of Ordinary Shares held by the particular Shareholder (as a numerator) by (ii) the total number of Ordinary Shares held by the Shareholders excluding the number of Ordinary Shares held by the transferor Shareholder undertaking the proposed transfer (as a denominator);

“Revised Pro Rata Share”
means the ratio determined, immediately prior to a proposed transfer, by dividing (i) the number of Ordinary Shares held by the particular Shareholder (as a numerator) by (ii) the total number of Ordinary Shares held by the Shareholders excluding (a) the number of Ordinary Shares held by the transferor Shareholder undertaking the proposed transfer and (b) the number of Ordinary Shares held by the Shareholder(s) who have not accepted their full entitlement of their Pro Rata Share (as a denominator);

“Secretary”	means the company secretary for the time being of the Company;

“Shareholders’ Reserved Matters”	has the meaning ascribed to it in Clause 15.1;

“Shares”	means the shares (whether ordinary or preferred) in the share capital of the Company, and the expression “Share” means a share in the capital of the Company;

“Shareholders”
means the holders of Shares in the capital of the Company and the expression “Shareholder” means a person who is registered as a holder for the time being of Shares in the capital of the Company and which person is a party to this Agreement;

“Subsidiaries”	means any corporation which by virtue of section 5 of the Act is deemed a subsidiary of the Company;

“Technology”
means any and all technology, technical know-how, engineering techniques, experience, data, specifications, processes, drawings, designs, programs, software, hardware, database, proprietary rights, know-how and other material including all improvements thereto and adaptations thereof;

“US$”	means the lawful currency of the United States of America.

3.          OBJECT

3.1	The purpose of this Agreement is to set forth the terms and conditions of the agreement and understanding reached between the Parties in respect of the Company and the Business.

3.2	In consideration of the mutual agreements and undertakings set out herein, the Shareholders have granted the rights and accepted the obligations hereinafter appearing.

4.         ESTABLISHMENT OF THE COMPANY

4.1	The Parties agree that JP FAS Korea Ltd., a private company with limited liability under the laws of Korea, will be the Company used to undertake the business proposed herein.

4.2
The Parties propose to rename the Company as “First American Scientific Korea Ltd )  or in the alternative as “FASC (Korea) Ltd  In the event the Registrar of Companies of  not approve either of these names, the Parties shall mutually agree in good faith on an alternative suitable name of the Company.

5.	BUSINESS OF THE COMPANY

5.1
The Business shall be conducted in the Company’s best interests on sound commercial principles and in accordance with good business practice and subject to the provisions of this Agreement, the Memorandum and Articles of Association and any applicable laws.

5.2	The Shareholders agree that the business of the Company shall include the following (in this Agreement collectively called “the Business”):-

      5.2.1    manufacturing, operating, marketing and selling the KDS  in Korea

5.2.2	provision of servicing and maintenance for the KDS in Korea

5.2.3	deleted

5.2.4	research and development of the KDS System and the KDS Micronex Machine and other micronizing technology.

5.3
The Parties agree that all commercial transactions between (i) the Company and (ii) any Shareholder or its Affiliate, shall be at arms-length and bona fide for value and any such transactions shall not be on terms or conditions more favourable than would be extended to a non-related person.

5.4	The Business of the Company other than as may be specifically referred to in this Agreement shall be detailed from time to time in the Business Plan.

5A.	WARRANTIES AND REPRESENTATIONS

5A.1                Each Party represents and warrants to the other Party that:-

5A.1.1	it is validly formed and existing under the laws of the country of its incorporation;

5A.1.2	it has the power and authority to enter and lawfully perform this Agreement;

5A.1.3
it has taken all necessary actions and passed all necessary resolutions or taken all necessary steps, as the case may be, to authorise the entry into and performance of this Agreement including for the purposes of undertaking the obligations contemplated by this Agreement;

5A.1.4             this Agreement is legal and binding on such Party;

5A.1.5	the execution, delivery and performance of this Agreement, will not exceed the power granted to such Party by or violate the provisions of:-

(a)	any law or regulation or any order or decree of any governmental authority, agency or court to which it is subject; or

(b)	its memorandum and articles of association or other constitutive documents; and

5A.1.6	it is not and will not be entitled to any immunity from suit or other legal process in any proceedings in any jurisdiction.

6.         CAPITAL CALL & SHAREHOLDING

6.1
Subject to Clause 6.2 and Clause 6.3, within 14 Business Days from the date of this Agreement or from the date the Registrar of Companies of Korea approves the new name of the Company, whichever date shall be later, ordinary stocks will be distributed as below to each party

Shareholder	Number of Shares	Consideration payable

Hae Sung Chang Shareholder1	2500	$125,000 USD
Jae Kwon Park Shareholder2	2500	$125,000 USD
FASC	5000	$250,000 USD ( in kind)

6.2	The consideration payable by Shareholer 1 and 2 for their respective portions of the Initial Subscription shall be cash

6.3
The consideration payable by FASC for its portion of the Initial Subscription shall be a non-cash consideration, through the grant by FASC to the Company of an exclusive licence for the manufacturing, use, marketing and sale of the KDS Micronex machine  in Korea which licence is valued at USD$250,000

7.	SHARE CAPITAL OF THE COMPANY

7.1
The issued and paid-up share capital of the Company shall be in the proportions referred to in Clause 6.4 and unless otherwise altered pursuant to this Agreement, the Shareholders' equity ratio in the Company so reflected shall be maintained at all times as aforesaid.

7.2
If there is any increase in the paid-up share capital of the Company, each Shareholder shall have the pre-emptive right to subscribe for such further Shares in the applicable proportions referred to in Clause 7.1.

8.         UNDERTAKINGS AND COVENANTS

8.1       SHAREHOLDER # 1 and SHAREHOLDER # 2 undertake with FASC as follows:-

8.1.1
In addition to the required capital contributions in Claise 6.1, SHAREHOLDER # 1 and SHAREHOLDER # 2 agree to provide cash advances as needed to the Company, from time to time, up to enable the Company to meet its working capital requirements in accordance with the Initial Budget. Such advances shall be provided on an interest free basis and shall be repayable by the Company to SHAREHOLDER # 1 or # 2 respectively once the Company achieves positive cashflow.

8.1.2	that they will provide the expertise and market links for the sale of the KDS in Korea to assist in the development and expansion of the Business in Korea

8.2       FASC undertakes to SHAREHOLDER # 1 and SHAREHOLDER # 2 as follows:-

8.2.1	that it will provide the Company with the necessary Technology and expertise in the use and operation of the KDS Micronex Machine;

8.2.2	deleted

8.2.2	to assist in the utilization of the technology to the Company in respect of the KDS System on terms and conditions to be agreed by the Parties; and

8.2.3	to assist in the development and expansion of the Business.

8.3	The Parties agree that the Company shall:-

8.3.1	pay to FASC a royalty of $ 15,000 USD for each KDS Micronex Machine manufactured and sold in Korea.

8.3.2
that SHAREHOLDER # 1 and SHAREHOLDER # 2 will be entitled to be paid a commission by the Company for each KDS Micronex Machine sold in Korea, the amount of which commission shall be mutually agreed between the Parties.

8.5	As a material inducement to SHAREHOLDER # 1 and SHAREHOLDER # 2 to enter into this Agreement, FASC hereby represents and warrants to SHAREHOLDER # 1 and SHAREHOLDER # 2 that:-

(i)	FASC is the owner of the patenetd KDS Micronex Machine and the owner of the KDS System patents

(ii)	it is not aware of any unsatisfied judgments, orders or writs of execution that may affect the Intellectual Property Rights in and to the KDS System and the KDS Micronex Machine;

(iii)	it has not granted any rights to any person for the manufacture, use and sale of the KDS Micronex Machine in Korea;

(iv)
the KDS System, the KDS Micronex Machine and all Intellectual Property Rights subsisting respectively therein do not and will not infringe the Intellectual Property Rights of any person and its exploitation does not and will not require any consent from, nor the making of any payment to, any person other than FASC;

(v)
the KDS System and the KDS Micronex Machine and any Intellectual Property Rights subsisting respectively therein have not been the subject of a claim by a third party based on the infringements by the KDS System and the KDS Micronex Machine on that party's Intellectual Property Rights prior to the date of this Agreement, and no third party has threatened or is threatening any infringement of this kind or has made or is making any claims or has commenced or threatened to commence, or is commencing or threatening to commence, any proceedings in relation to the KDS System and/or the KDS Micronex Machine; and

(vi)	the following applications for the registration of patents in respect of the KDS System and the KDS Micronex Machine have been duly filed with the relevant bodies:-

USA
(a)	Patent application [No. 10/127,662] filed on 23 April 2002 with the United States Patent and Trademark Office. Application approved and patent [No. 6,55,167 B2] has been granted on 2 December 2003;
(b)	Patent application [No. 732979] filed on 19 October 1996 with the United States Patent and Trademark Office. Application approved and patent [No. 5,839,671] has been granted on 24 February 1998;
(c)	Patent application [No. 197677] filed on 23 November 1998 with the United States Patent and Trademark Office. Application approved and patent [No. 6,024,307] has been granted on 15 February 2000;

Canada
(d)	Patent application [No. 2,416,402] filed on 15 January 2003 with the Canadian Intellectual Property Office;
(e)	Patent application [No. 2,344,511] filed on 19 April 2001 with the Canadian Intellectual Property Office;
(f)	Patent application [No. CA 2218429] filed on 15 October 1997 with the Canadian Intellectual Property Office; and

Europe
(g)	Patent application [No. 97944666.3-2313 0932446] filed on 16 October 1997 with the European Patent Office. Application approved and patent [No. 0932446] granted.

Korea
(h)	Korean Patent Application No. 10-2005-7009932

9.	OPERATIONS OF THE COMPANY

9.1	The Shareholders agree to exercise their respective rights as a shareholder of the Company and (insofar as it lawfully can) to ensure that:-

9.1.1	the Company performs and complies with all obligations on its part under this Agreement and complies with the restrictions imposed upon it under the Articles; and

9.1.2	the Business is conducted in accordance with law, sound and good business practice and the highest ethical standards.

9.2	The Shareholders acknowledge and agree that unless and until the Board decides otherwise, the business of the Company shall be confined to the activities defined as Business in this Agreement.

9.3       Solely for purposes of obtaining a Korean patent, any new improvements to the Technology may be patented in Korea only in the name of theCompany. This patent may not be sold or transferred to a third party without the express written consent of FASC.  Should the Company ceasebusiness or be discontinued for any reason whatsoever, or if this agreement is breached, terminated or expires for any reason whatsoever, the patent will be transferred back to FASC without cost or recourse.

10.       CONDUCT OF BUSINESS

10.1
The affairs of the Company shall generally be managed by a chief executive officer (in this Agreement called “the Chief Executive Officer”), however, during the first 5 years after the date of signing this agreement, unless otherwise agreed by 100% of the shareholders,  the ordinary activities of the company will be managed jointly by SHAREHOLDER # 1 and SHAREHOLDER # 2 who will report monthly the members of the board.

10.2
The Chief Executive Officer shall, in accordance with the directions and policies of the Board, be responsible for the day-to-day management and operations of the Company. The Chief Executive Officer shall act in accordance with the directions of the Board and shall be responsible for such matters as shall be delegated to him by the Board.

10.3
Commencing after the end of year five, each Party shall, unless otherwise agreed by 100% of the shareholders, have the right to nominate the candidate for the office of the Chief Executive Officer. Notwithstanding the right to nominate such candidate, each Party shall consult the other Parties prior to nominating such candidate and submitting his candidature to the Board for approval. The appointment of the Chief Executive Officer shall require the approval of the Board.

11.	BOARD OF DIRECTORS

11.1
Constitution of Board : The Parties agree that the Board shall at all times consist of a maximum of Four (4) Directors, of which SHAREHOLDER # 1 and SHAREHOLDER # 2 shall nominate one (1) each and FASC shall nominate two (2) Directors.

11.2
Removal of Directors : The right to nominate the Directors under Clause 11.1 shall include the corresponding right from time to time to remove any nominee or nominees and to substitute for another or others in his or their place.

11.3
Appointment and Removal : Any appointment or removal of a Director as aforesaid shall be made in writing and be signed by or on behalf of the relevant Shareholder and shall be delivered to the registered office for the time being of the Company. Subject to Clauses 11.1 and 11.2, in order to give effect to the provisions of this Clause 11, each of the Shareholders shall exercise all its voting rights for the time being in the Company to enable such Director(s) to be appointed. Notwithstanding anything else to the contrary herein contained, a Director shall cease to be a Director of the Company (and the appointing Shareholder shall forthwith remove such Director) if such Director:-

(i)         becomes of unsound mind;

(ii)        becomes bankrupt;

(iii)	is otherwise prevented from being a director due to any statutory disqualification; or

(iv)	the Shareholder appointing such Director shall cease to hold any Shares in the Company.

11.4
Alternate Director : A Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person and in that connection the provisions of the Articles shall be complied with.  Such alternate director shall be entitled while holding office as such to receive notices of meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointor in his absence. Further, such alternate director shall be entitled to exercise the vote of the Director appointing him at any meetings of the Board and if such alternate director represents more than one Director, such alternate director shall be entitled to one vote for every Director he represents.

11.5
Chairman: The Chairman of the Board shall be appointed by the Board. If the Chairman is not present at any meeting of the Board or Shareholders, the Directors present shall elect one amongst their number to act as the presiding Chairman for the purpose of the meeting. The Chairman shall not have a casting vote.

11.6
Quorum : All meetings of the Board shall be convened and conducted in accordance with the provisions of the Act and the Articles. The quorum for any meeting of the Board shall be three (3) Directors or their alternates present in person, provided that one of which shall be a Director nominated by SHAREHOLDER # 1 and one a Director nominated by FASC, present at the commencement of and throughout the meeting. If a quorum is not present within 30 minutes from the time appointed for the holding of a meeting of the Board when it is first convened, the meeting shall be adjourned to the same day on the week next following at the same time and place. At such adjourned meeting, any two (2) Directors or their alternates present in person shall form a quorum. If at such adjourned meeting such quorum is not constituted within thirty (30) minutes of the time appointed for such adjourned meeting, the said adjourned meeting shall be dissolved. Notice of each adjourned meeting shall be given to all Directors. The agenda of an adjourned meeting shall be the same as the agenda of the original meeting which  adjourned.

11.7
Meetings : Meetings of the Board shall be held at such times as the Board shall determine. Provided that, unless otherwise agreed by all the Directors, a meeting of the Board shall be held at least once every quarter and more frequently, if required. Not less than fourteen (14) days notice (or such shorter period (not less than seven (7) days) of notice in respect of any particular meeting as may be agreed by all the Directors) of each meeting of the Board specifying the date, place and time, of the meeting and the business to be transacted thereat shall be given to all Directors. At each meeting of the Board, each Director shall have the right to one (1) vote. The Directors present at such meeting must exercise their voting rights and cannot abstain from voting, except where required by law or by any rules and regulations governing the conduct of the Business. Subject to Clause 12, a resolution shall be deemed to have been adopted by a simple majority vote in favour of the resolution by the Directors present at the meeting, in person, or by his alternate.

11.8
Resolutions in writing : A resolution in writing circulated to all the Directors for the time being and signed or approved by a majority of the Directors for the time being by facsimile shall be as valid and effectual as if it had been passed at a meeting of the Directors duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more Directors.

11.9
Conference : The Directors may participate in a meeting of the Directors by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear one another, without a Director being in the physical presence of another Director or Directors, and participation in a meeting pursuant to this Clause shall constitute presence in person at such meeting provided all decisions arrived at any such meeting shall subsequently be confirmed and signed in writing by the Directors participating in such meeting.

12.       DIRECTORS’ RESERVED MATTERS

12.1
All decisions and actions to be taken or resolutions to be passed by the Board shall be determined by a simple majority vote, save and except for the following matters (in this Agreement collectively called "the Directors’ Reserved Matters") which shall require the unanimous consent of all Directors present at the meeting:-

 12.1.2       Finances

(a)	the selection of and any change in the Auditors;

(b)	the acceptance of loans or other credit facilities;

(c)	the giving by the Company of any guarantee or indemnity or the acting as surety to secure the liabilities or obligations of any person;

(d)	the creation of any charge or other security over the assets or property of the Company;

(e)	the grant of any loan or advance to any person, except staff loans and advances; and

(f)	the declaration of any dividends or other distributions to the Shareholders;

12.1.3       Investments

(a)	the acquisition or disposal by the Company of any share capital or other securities of any corporation;

(b)
the incurring of any capital expenditure in excess of $ 50,000 USD (or its equivalent in any other currency) in respect of any one transaction unless the item in respect of which such capital commitment is proposed to be made has been specifically provided for and identified in the Initial Budget or Annual Budget;

(c)	the acquisition or lease of any freehold or leasehold real estate unless such acquisition or lease has been specifically provided for and identified in the Initial Budget or Annual Budget; and

12.1.4        Personnel

(a)	the appointment, removal and variation to the conditions of employment of the Chief Executive Officer; and

(b)
the introduction of or variation to any profit sharing, retirement, death, disability, redundancy, pension or other benefit scheme of a like nature for any of the Company’s present or former employees or officers or any of their respective dependants, if not identified and approved in relevant Annual Budget.

In determining whether any of the matters described above requires the approval of the Directors as aforesaid, a series of transactions or related transactions occurring in any twelve (12) month period which when aggregated exceed the figure specified in the relevant sub-clause shall be construed as a single transaction requiring such approval.

12.2	In the event that a resolution requiring the unanimous vote of the Directors pursuant to Clause 12.1 cannot be passed due to:-

12.2.1	a failure to obtain the unanimous consent of all the Directors present at the relevant meeting; or

12.2.2	a lack of quorum at two successive Board meetings (or proposed Board meetings, including adjourned Board meetings) duly convened at which the resolution is to be deliberated,

then such matter may be referred by any Director to an extraordinary general meeting of the Shareholders to be convened as soon as practicable.

13.       GENERAL MEETINGS

13.1
The quorum at any general meeting (whether annual or extraordinary) shall be three (3) Shareholders, present in person or by proxy, present at the commencement of and throughout the meeting. If a quorum is not present within thirty (30) minutes from the time appointed for the holding of a general meeting when it is first convened, the meeting shall be adjourned to the same day on the week next following at the same time and place. At such further adjourned meeting, any three  (3) Shareholders present in person or by proxy shall form a quorum. If at such adjourned meeting such quorum is not constituted within thirty (30) minutes of the time appointed for such adjourned meeting, the said adjourned meeting shall be dissolved. Notice of each adjourned meeting shall be given to all Shareholders.

13.2
Subject to the consent of the Shareholders, written notice of all general meetings stating the agenda, place, day and hour of the meeting, and for special meetings, the purpose for which the meeting is called, shall, unless otherwise prescribed by law, be given not less than fourteen (14) days before the date of the meeting, either personally, by facsimile transmission (followed by a copy through registered post), by courier or by registered post, by direction of the Chairman, the Secretary, a Shareholder or Director,

 to each Shareholder. If delivered by courier, such notice shall be deemed to be served when deposited with the courier service, certified return receipt requested, addressed to the each Shareholder. If delivered by facsimile transmission, such notice shall be deemed to be served upon proof of successful transmission. If delivered by registered post such notice shall be deemed to be served within ten (10) days of posting.

13.3	A Shareholder at a general meeting of the Company shall on a poll be entitled to one (1) vote for each Ordinary Share registered in the name of such Shareholder.

14.	BUDGETS AND FINANCIAL INFORMATION

The Company shall prepare and submit to the Board not less than two (2) months before the beginning of each Financial Year, a detailed draft operating budget for the Company (including estimated major items of revenue and capital expenditure) for the following Financial Year, detailed on a monthly basis and an accompanying cash-flow forecast, together with a balance sheet showing the projected position of the Company as at the end of the following Financial Year. Not less than one (1) month before the commencement of each Financial Year, the Board shall approve an operating budget, together with any other financial and investment plans, which, subject to any approved revisions, shall constitute the Annual Budget.

15.       SHAREHOLDER MATTERS

15.1
No resolution of the Company shall be passed and no action shall be taken by the Company in respect of the following matters (in this Agreement collectively called “the Shareholders’ Reserved Matters”) unless with the approval of SHAREHOLDER # 1 and FASC:-

15.1.1  any matter referred to the Shareholders by the Board pursuant to Clause 12.2;

           15.1.2   the approval of the annual audited accounts of the Company;

15.1.3
increasing, reducing, sub-dividing, consolidating, converting, redeeming, changing or  canceling the authorized or issued share capital of the Company or the issuing or granting any option over the unissued share capital of the Company;

15.1.4	making of any changes to the Memorandum and Articles of Association of the Company;

15.1.5	dissolution, winding up or liquidation, or filing of any petition for winding up of the Company other than in accordance with this Agreement; and

15.1.6
merger, consolidation or reorganisation of the Company or the sale or lease of substantially all the assets of the Company. For the purposes hereof, the expression "substantial" shall mean any assets of the Company with a value in excess of $ 50,000 USD  (or its equivalent in Korean currency).

15.2           The approval of SHAREHOLDER # 1 and FASC as contemplated in Clause 15.1 shall be deemed given if SHAREHOLDER # 1 and FASC, as the case may be, or its respective representatives/proxies votes in favor of the relevant resolution at the relevant general meeting.

15.3	Each Shareholder shall not do any of the following unless with the prior written consent of the other Shareholder:-

(a)	pledge, mortgage (whether by way of fixed or floating charge) or otherwise encumber its legal or beneficial interest in its Shares; or

(b)	enter into any agreement in respect of the votes attached to its Shares; or

(c)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing.

15.4
Each Shareholder shall not sell, transfer or otherwise dispose of its Shares in the Company unless with the mutual consent of SHAREHOLDER # 1 and FASC (such consent shall not be unreasonably withheld or delayed, and will not be based on or conditioned upon the price to be paid by the transferee for the selling Shareholder’s Shares provided such price shall represent the Fair Market Value of the selling Shareholder’s Shares). This restriction shall not apply to a transfer of Shares pursuant to the provisions of Clause 21 and Clause 22.

16.	PRE-EMPTIVE RIGHTS

16.1	Without prejudice to Clause 15.4, if a Shareholder (in this Clause 16 called the “Transferor”) shall wish to transfer its Shares, such transfer shall be in accordance with the following provisions:-

16.1.1  the Transferor shall serve on the Board a notice in writing of the number of its Shares it desires to dispose (in this Clause 16 called the “Sale Shares”). Such notification (in this Clause 16 called the “Transfer Notice”) shall specify the price at which the Transferor is willing to dispose of the Sale Shares (in this Clause 16 called the “Sale Price”), which Sale Price shall represent the Fair Market Value of the Sale Shares. The Transferor shall constitute the Board its agent for the sale of the Sale Shares;

16.1.2
within fourteen (14) days after the receipt of the Transfer Notice, the Board shall offer the Sale Shares giving the details in writing of the number of the Sale Shares and the Sale Price to the other Shareholders in accordance with their respective Pro Rata Share (as nearly as circumstances permit), and inviting each such Shareholder to state in writing within fourteen (14) days from the date of such offer from the Board whether it is willing to purchase all (and not some only) of its entitlement to the Sale Shares at the Sale Price.

16.1.3
at the expiration of the period of offer stipulated in Clause 16.1.2, the balance of any Sale Shares offered to any Shareholder but not so accepted shall be offered to the other Shareholder who has accepted the Sale Shares to which it is entitled who shall, if more than one, be entitled to purchase such balance of the Sale Shares in accordance with their respective Revised Pro Rata Share (as nearly as circumstances permit). Such further offer shall be deemed to have been refused if not accepted within fourteen (14) days of the date of such further offer;

16.1.4
the Board shall on the expiration of the offer period stipulated in Clause 16.1.2 or the further offer period stipulated in Clause 16.1.3, as the case may be, give notice to the Transferor of whether the other Shareholders are willing to purchase all (and not some only) the Sale Shares at the Sale Price. If the other Shareholders shall be willing to purchase the Sale Shares, the Transferor shall be bound, on receipt of the Sale Price per Sale Share, to transfer the Sale Shares to the other Shareholder(s) and to forward to the Board the relevant share certificate(s) in respect thereof;

16.1.5
if the Transferor after having become bound to transfer any Sale Shares, makes default in doing so, the Board shall authorise any Director and the Transferor shall be deemed to have appointed such Director to execute all necessary transfers of the Sale Shares, on its behalf, in favour of the other Shareholder(s) and shall enter the name of such Shareholder(s) in the register of members as holder of such of the Sale Shares as shall have been transferred as aforesaid and shall cancel the share certificate(s) in respect thereof in the name of the Transferor and issue new share certificate(s) representing the Sale Shares in the name of the other Shareholder(s). The Board shall receive the purchase money on behalf of the Transferor but shall not be bound to earn or pay interest thereon.  The receipt by the Board of the purchase money shall be good discharge to the other Shareholder(s) who shall not be bound to see the application thereof, and after the name of the other Shareholder(s) shall have been entered in the register of members in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by the Parties; and

16.1.6
if by the end of the offer period stipulated in Clause 16.1.4 the other Shareholders shall not be willing to purchase all the Sale Shares at the Sale Price, the Transferor shall be at liberty to sell and transfer the Sale Shares to any person or persons within the next 90 day period, following the end of the period stated in Clause 16.1.4, in pursuance of a bona fide sale at a price not less than the Sale Price and on terms no more favourable than those offered to the other Shareholder(s) aforesaid PROVIDED THAT such person(s) is not a competitor of the Company and PROVIDED FURTHER THAT such person(s) complies with the provisions of Clause 17.

16.2
Subject to the provisions of this Agreement, if any Shareholder sells all of its Shares in accordance with the provisions of this Agreement and with the Articles, it shall be released from all further obligations under this Agreement unless otherwise expressly provided in this Agreement and save in respect of any antecedent breach. If following any such transfer there shall be more than one Shareholder bound by the provisions of this Agreement, this Agreement shall continue in full force and effect as between the continuing Shareholders.

16.3
Subject to other provisions of this Agreement, the Shareholders hereby agree that they shall not be entitled to sell any of their Shares other than in accordance with this Clause 16 unless otherwise permitted by mutual agreement between the Shareholders.

17.	NEW SHAREHOLDERS

Subject to and without prejudice to Clause 16, the Parties agree that it shall be a condition precedent to the right of any of the Shareholders to transfer Shares that the transferee (if not already bound by the provisions of this Agreement) executes an accession agreement substantially in the form annexed hereto as Appendix 1 under which the transferee shall agree to be bound by the obligations of and shall be entitled to the benefit of this Agreement as if an original party hereto in place of the transferor. In the event of the Company agreeing to issue new Shares in accordance with this Agreement to any third party, it shall be a condition precedent to such issue that such third party agrees to be bound by the terms and conditions of this Agreement as if a party hereto through the execution of such accession agreement (amended accordingly).

18.	RIGHTS TO INFORMATION AND CONFIDENTIALITY

18.1
The Company shall permit any Director designated by a Shareholder, at the requesting Shareholder's expense, to discuss the affairs, finances and accounts of the Company with their designated officers and other principal executives all at such time as may reasonably be requested, and all books, records, accounts, documents and vouchers relating to the Business and the affairs of the Company shall at such time be open to the inspection of any such person. Any information secured as a consequence of such discussions and examinations shall be kept strictly confidential by the requesting Shareholder and such of its designated officers and principal executives to whom such information has been disclosed.

18.2
The Parties hereby undertake and shall cause their respective servants, agents, independent contractors and employees (in this Clause 18 collectively called "the Recipients") to whom disclosure of any Information has been made to:-

(a)	keep confidential all Information that has been obtained or received as a result of the discussions leading up to or the entering into or performance of this Agreement;

(b)	keep confidential all Information that has been obtained or received on and after execution of this Agreement; and

(c)	subject to Clause 18.3 use the Information solely in connection with the implementation of the Business and the Company and not for its own benefit or the benefit of any third party.

18.3
The Parties hereby undertake and shall cause their respective Recipients not to use, disclose, copy and/or reproduce (in any form whatsoever) the Information in whole or in part to any other person save and except:-

(a)	where the prior approval in writing of the disclosing Party has been obtained;

(b)	where necessary, for the implementation of any contract, agreement, arrangement, proposal, works and/or projects for the Business or the Company;

(c)	where required by law and/or any other regulatory authority having jurisdiction over the Party; and

(d)	where the Information has entered into the public domain otherwise than as a consequence of unauthorised disclosure by a Shareholder proposing to use or using the Information and/or by its Recipients.

18.4
The Parties hereby undertake with each other to make its Recipients aware of and comply with the confidentiality obligations of this Clause 18 and without prejudice to the generality of the foregoing, to take all such steps as shall from time to time be necessary to ensure compliance by such persons with the provisions of this Clause 18.

18.5
The obligations herein contained in this Clause 18 shall endure even after the termination of this Agreement, without limit in point of time except and until such Information enters the public domain otherwise than as a consequence of a breach by a Shareholder or its Recipients of the provisions of this Clause 18.

18.6
The Parties shall take all reasonable steps to minimise the risk of disclosure of the Information by ensuring that only they themselves and such of their employees and managers whose duties will require them to possess any of such Information shall have access thereto, and will be instructed to treat the same as confidential.

18.7
A Shareholder, on ceasing to be a Shareholder, shall forthwith hand over to the other Party all Information, correspondence, budgets, schedules, documents and records belonging to such other Party and will not keep any copies thereof.

19.       DURATION

19.1
Save where otherwise expressly provided in this Agreement, this Agreement shall come into effect as of the date it is executed by the Parties and shall continue in full force and effect until the earliest of the following events to occur:-

19.1.1  all the Parties agree in writing to terminate this Agreement;

19.1.2	an effective resolution is passed or a binding order is made for the winding up of the Company; or

19.1.3
an effective order or declaration is made by any government authority with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the Company’s assets and where all avenues to set aside such order or declaration have been exhausted.

19.2
In the event of winding up, the Company shall engage in no business other than that necessary to wind-up its affairs, pay its debts and to distribute the remaining assets to the Shareholders in accordance with law. In the event of a winding up of the Company, the Shareholders shall use their best endeavours to procure the due fulfilment of the obligations of the Company under any contract, agreement and/or arrangement pursuant to which the Company is to provide work, material or services to any person, subject always to commercial and legal considerations.

19.3
Termination of this Agreement for any cause shall not release a Party from any liability which at the time of such termination has already accrued in favour of the other Parties, or which thereafter may accrue in respect of any act or omission prior to such termination.

20.	INSOLVENCY

20.1     If a Shareholder (in this Clause 20 called “the Defaulting Shareholder”):-

(i)	shall make any arrangement or composition with, or any assignment for the benefit of, its creditors or it is wound up or enters into liquidation;

(ii)
shall be subject to any distress, execution, sequestration, or other process being levied or enforced upon the whole or a substantial part of the property of the Defaulting Shareholder which is not discharged within 30 days and which in the reasonable opinion of the non-Defaulting Shareholder (a) would be materially prejudicial to its interests hereunder; or (b) would result in a third party taking possession or ownership of the Shares held by such Defaulting Shareholder;

(iii)
shall be subject to any encumbrancer taking possession of or a receiver or trustee being appointed over the whole or substantial part of the undertaking, property or assets of the Defaulting Shareholder and which in the reasonable opinion of the non-Defaulting Shareholder (a) would be materially prejudicial to its interests hereunder; or (b) would result in a third party taking ownership of the Shares held by such Defaulting Shareholder; or

(iv)	anything analogous to any of the events set out in Clauses 20.1(i), (ii) and (iii) above occurs under any applicable law,

then, the non-Defaulting Shareholder shall have the right to do any of the following:-

(a)
require the Defaulting Shareholder to sell to the other Shareholders all of the Defaulting Shareholder’s Shares at a price equivalent to the Fair Market Value of such Shares, in which case, the Defaulting Shareholder shall be deemed to have issued a Transfer Notice for all its Shares pursuant to Clause 16.1.1 and the provisions of Clause 16.1.2 to Clause 16.1.5 shall mutatis mutandis apply as if the Defaulting Shareholder were selling its Shares;

(b)
terminate this Agreement forthwith in its entirety by notice in writing to the Defaulting Shareholder without prejudice to such other rights and remedies as it may have against the Defaulting Shareholder and thereupon wind up the Company under the provisions of the Act. In the event of a winding up of the Company, the Shareholders shall use their best endeavours to procure the due fulfilment of the obligations of the Company under any contract, agreement and/or arrangement pursuant to which the Company is to provide work, material or services to any person, subject always to commercial and legal considerations; or

(c)	continue with this Agreement with such revisions as may be agreed without prejudice to such other rights and remedies as it may have against the Defaulting Shareholder.

20A.	DEFAULT

20A.1
In the event a Shareholder shall commit any material breach of its representations, warranties, covenants or obligations under this Agreement and if the breach is capable of remedy, fails to remedy it in good faith within 21 days after being given a written notice containing particulars of the breach and requiring it to be remedied or where such breach cannot be remedied, the other Shareholder shall be entitled at any time thereafter to:-

20A.1.1	treat the breach as a Deadlock whereupon the provisions as Clause 21 shall apply mutatis-mutandis as if such breach where an impasse or lack of quorum thereunder; or

20A.1.2	commence arbitration in accordance with the provisions of Clause 29.

20A.2
For the purposes of Clause 20A.1, a breach shall be considered capable of remedy if the Party in breach can comply with the provisions in question in all respects other than as to the time of performance.

21.	DEADLOCK

21.1	If:-

21.1.1	SHAREHOLDER # 1 and FASC are unable to mutually agree to any Shareholders’ Reserved Matter; or

21.1.2	a quorum is not present at two successive general meetings (or proposed general meetings, including adjourned general meetings) duly convened,

and which impasse or lack of quorum has or could have a material adverse effect on the Business or the Company, there shall be deemed to be a deadlock (in this Clause 21 called “the Deadlock”) between the Shareholders.

21.2
In the event of a Deadlock, the chairman of the respective board of directors of SHAREHOLDER # 1 and FASC shall meet and use their reasonable endeavours to resolve the Deadlock. If they agree upon a resolution or disposition of the matter, they shall jointly execute a statement setting forth the terms of the resolution or disposition and the Shareholders shall exercise their voting rights and other powers available to them in relation to the Company to procure that the resolution or disposition is fully and promptly carried into effect.

21.3
If the Deadlock is not resolved in accordance with the provisions of Clause 21.2 within a period of 45 days from the date on which the Deadlock arises or becomes apparent, or such longer period as SHAREHOLDER # 1 and FASC may agree in writing, then any Shareholder may, during a period of 60 days thereafter, offer to purchase all the Shares held by the others.

21.4
If no agreement to purchase is reached within the 60 day time period stipulated in Clause 21.3, then the Company shall be dissolved and the Shareholders shall do all acts and things and execute all necessary documents to dissolve the Company. In the event of a dissolution of the Company, the Shareholders shall use their best endeavours to procure the due fulfilment of the obligations of the Company under any contract, agreement and/or arrangement pursuant to which the Company is to provide work, material or services to any person, subject always to commercial and legal considerations.

22.       DIVIDEND POLICY

The Company shall adopt a policy of dividend payment subject to financial prudence, availability of tax credits, its estimated financial requirement and the Act, save as otherwise unanimously agreed by the Shareholders.

23.	NON-COMPETITION

23.1
FASC hereby irrevocably and unconditionally agrees and undertakes to the SHAREHOLDER # 1 that it will not, and shall procure its Affiliates not to, without the prior written consent of SHAREHOLDER # 1, for so long as it remains a shareholder of the Company and for a period of one (1) year after FASC has ceased to be a shareholder of the Company:-

23.1.1
be engaged or interested (except as a holder, for investment, of securities traded on a stock exchange or over-the-counter securities market), whether directly or indirectly, in any business (in this Clause 23 called “the Competing Business”) within Korea that is competing with the Business of the Company; or

23.1.2	carry on for its own account, either alone or in partnership, any such Competing Business within the countries referred to in Clause 23.1.1;

23.1.3	provide or assist with technical advice in relation to any such Competing Business within Korea;

23.1.4	employ, solicit for employment, or advise or recommend to any person that he employs or solicits for employment, any employee of the Company who is engaged in the Business of the Company; and

23.1.5
solicit the custom of any person who is or has been a client or customer of the Business of the Company, or who is (as of the date of this Agreement) a prospective client or customer of the Company (that is, a person from whom the Company had expressly solicited custom), for the purpose of offering to that person products and/or services competing with those of the Business of the Company.

23.2
Whilst the covenants in Clause 23.1 are considered by the Shareholders to be reasonable in all the circumstances, if one or more should be held invalid as a restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.  Further each of the covenants set out in Clause 23.1 are separate and severable and enforceable accordingly.

24.           PERFORMANCE OF AGREEMENT

Each Shareholder undertakes with the other as follows:

(i)
to exercise all voting rights and powers of control available to it in relation to the Company so as to give full effect to the terms and conditions of this Agreement including, where appropriate, the carrying into effect of such terms as if they were embodied in the Company’s Memorandum and Articles of Association;

(ii)
to procure that the Directors nominated by it and its other representatives will support and implement all reasonable proposals put forward at the Board and other meetings for the proper development and conduct of the Business as contemplated in this Agreement; and

(iii)	generally to use its best endeavours to promote the Business and the interests of the Company.

25.	NAME

25.1
In the event of FASC ceasing to be a shareholder of the Company, the remaining Parties undertake with FASC to forthwith change the name of the Company to a name that does not carry the word “First American Scientific Corp.”.

26.	NOTICES

26.1
Any notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier with recorded delivery, by post or by legible facsimile addressed to the intended recipient at its address first stated above or to such other address or facsimile number as a Party may from time to time duly notify the other Parties. Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served:-

(i)	if sent by courier, on the second (2nd) day following the day of placing it with the relevant courier services;

(ii)	if sent by post, 5 days after posting and in proving the same, it shall be sufficient to show that the envelope containing the same was duly addressed, correctly stamped and posted; and

(iii)
if sent by facsimile, at the time of transmission, provided that, following the transmission, the sender’s facsimile machine produces a transmission confirmation report, confirming successful transmission of the facsimile.

26.2           The particulars of the Parties for the purpose of notices are the following: -

SHAREHOLDER # 1	:	HAE SUNG CHANG - 272-31 Nonhyun-Dong, Kangnam-Gu, Seoul, Korea Facsimile : Email :

SHAREHOLDER # 2	:	PARK JAE KWON 69-3 Yangjae-Dong Seocho-ctoo, Seoul Korea Facsimile : Email :
FASC	:	FIRST AMERICAN SCIENTIFIC CORPORATION # 26 – 7621 Vantage Way, Delta, BC, CANADA V4G 1A6 Facsimile : 604-459-8002 Email : ckantonen@fasc.net Attention : C. Kantonen

27.	REMEDIES

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or existing at law. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedy.

28.       SEVERANCE

Any term, condition, stipulation, provision, covenant or undertaking in this instrument which is illegal, void, prohibited or unenforceable shall be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other term, condition, stipulation, provision, covenant or undertaking herein contained. Wherever legally possible any provisions ineffective shall be deemed substituted with such other provisions as would best fulfil the intentions of the Parties as expressed by the provision deemed ineffective and which would have the closest economic effect to such provision deemed ineffective.

29.       GOVERNING LAW & JURISDICTION

29.1	This Agreement is governed by and is to be construed in accordance with the laws of Korea for the time being in force.

29.2
Any dispute or difference arising out of or in connection with this Agreement, including any question with regard to its existence, validity or termination, shall be resolved amicably between the Parties. If the dispute or difference as aforesaid remains unresolved it shall be settled by way of arbitration.

29.3
The arbitration shall be held under the auspices of the Kuala Lumpur Regional Centre for Arbitration and conducted in accordance with the Rules for Arbitration of the Kuala Lumpur Regional Centre for Arbitration. Such arbitration shall be presided by one (1) arbitrator who shall be appointed by the Parties. Should the Parties be unable to agree to the appointment of an arbitrator, the Director of the Kuala Lumpur Regional Centre for Arbitration shall appoint the arbitrator. The decision of the arbitrator shall be final and binding on the Parties. Notwithstanding the foregoing, judgement upon the award rendered may be entered in any court having jurisdiction or application may be made to such a court for judicial acceptance of the award and an order for enforcement (as the case may be).

30.       ENTIRE AGREEMENT

30.1
This Agreement is in substitution for all previous agreements (whether in writing or verbal) between all or any of the Parties, including the letter agreement dated 26 February 2004 between Sawipac Sdn Bhd and FASC, in respect of the subject matter of this Agreement  and this Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement.

30.2
Save as otherwise expressly provided, no modification or amendment of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties.

31.       ASSIGNMENT

No Party shall be entitled to assign this Agreement or any of its rights and obligations hereunder except to a permitted transferee of that Party's Shares in accordance with Clause 16 and Clause 20.

32.       FURTHER ACTS

Each Party shall co-operate with the other and execute and deliver to the other such other instruments and documents, and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

33.       COSTS

33.1	Each Party shall bear its costs and expenses incurred in and on account of the negotiation, drafting and conclusion of this Agreement including its solicitors’ costs.

33.2	The stamp duty payable on this Agreement shall be borne by the Company.

33.3	The costs of incorporation of the Company shall be borne by SHAREHOLDER # 1 and FASC equally.

34.       NON-PARTNERSHIP

This Agreement shall not create, expressly or impliedly, directly or indirectly or in any other way any form of partnership (within the meaning of the Partnership Act 1961 of Korea) between the Shareholders and nothing in this Agreement shall be construed to make any Shareholder the agent of  another Shareholder and no Shareholder shall so hold itself out nor shall any Shareholder be liable or bound by any act or omission of any other Shareholder purporting to act as agent of a Shareholder.

35.	WAIVER

No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right or power preclude any other or further exercise thereof or the exercise of any other right or power herein.

36.	PREVALENCE OF AGREEMENT

In the event of any inconsistency between the provisions of this Agreement and the Memorandum and Articles of Association, the provisions of this Agreement shall as among the Shareholders prevail and the Shareholders shall procure the passing of special resolutions for the amendment of the Memorandum and Articles of Association to reflect the provisions of this Agreement. It is hereby agreed that failure to pass such special resolutions shall not be construed as an agreement or acquiesence on the part of the Parties that the inconsistencies in the Memorandum and Articles of Association shall prevail over the terms of this Agreement.

37.	SPIRIT OF FAIRNESS AND EQUITY

The Parties recognise that it is impracticable to make provision in this Agreement for every contingency that may arise in the course of the performance and implementation hereof and accordingly they hereby declare it to be their mutual intention that this Agreement shall operate between them with fairness and equity and if in the course of performance and implementation hereof unfairness to either of them is disclosed or foreseen then the Parties shall use commercially reasonable endeavours to agree upon such action as may be necessary to fairly and equitably remove the cause or causes of the same.

38.	AGENT FOR SERVICE

FASC hereby irrevocably appoints the Company to receive on its behalf service of proceedings issued out of courts of Korea or pursuant to arbitration in any action or proceedings arising out of or in connection with this Agreement. The appointment of the Company to receive service of proceedings on behalf of FASC shall not be terminated, and any purported termination shall not be effective, unless prior to such termination a new agent with an address in Korea has been appointed to receive service of proceedings on behalf of FASC and notice of such appointment has been received by the other Shareholders.

39.       SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS

Termination of this Agreement for any cause shall not release any Party from any liability which at the time of termination has already accrued to the other Party or which may thereafter accrue in respect of any act or omission prior to such termination.

IN WITNESS WHEREOF the Parties have caused their respective hands to be set down the day and year first above written.

SIGNED BY Hae Sung Chang	) HAE SUNG CHANG
for and on behalf of	)
SHAREHOLDER #1)
in the presence of:-)

Name:  Hae Sung Chang
Designation:
NRIC No:
CALVIN L. KANTONEN
Witness
Name:             Calvin L. Kantonen

SIGNED BY Park, Jae Kwon	) PARK, JAE KWON
for and on behalf of	)
SHAREHOLDER # 2)
in the presence of:-)

Name:  Park, Jae Kwon
Designation:
NRIC No:
CALVIN L. KANTONEN
Witness
Name:             Calvin L. Kantonen

SIGNED BY J. Brian Nichols	) J. BRIAN NICHOLS
for and on behalf of	)
FIRST AMERICAN SCIENTIFIC CORPORATION	)
in the presence of:-)

Name:  J. Brian Nichols
Designation:
Passport No:
CALVIN L. KANTONEN
Witness
Name:             Calvin L. Kantonen
Passport No.

Appendix 1

ACCESSION AGREEMENT

THIS AGREEMENT is made the ______ day of _____                                                                                                           __ 200_

BETWEEN

(1)	THE PERSONS NAMED IN SCHEDULE 1 hereto (hereinafter referred to as the “Present Shareholders”) of the one part;
AND

(2)	THE PERSON/S NAMED IN SCHEDULE 2 hereto (hereinafter referred to as the “New Shareholder/s”) of the other part.

WHEREAS:-

A.
The Present Shareholders have entered into a Shareholders’ Agreement dated [______] (hereinafter referred to as the “Shareholders’ Agreement”), a copy whereof is annexed hereto as Appendix A, in respect of [             ] Sdn Bhd (Company No.        ) (hereinafter referred to as “the Company”).

B.	The New Shareholder has agreed to acquire [ ] ordinary shares of $1.00 USD each in the Company from [ ], a Present Shareholder.

C.	Pursuant to Clause [ ] of the Shareholders’ Agreement, the parties hereto have agreed to be bound as hereinafter appears.

NOW THIS AGREEMENT WITNESSETH as follows:-

1.
This Agreement is supplemental to and except only where the context does not so admit shall be construed as one and interpreted in accordance with the Shareholders’ Agreement and subject only hereto it is hereby expressly agreed and declared that the Shareholders’ Agreement shall continue in full force and effect.

2.	In this Agreement words and expressions defined in the Shareholders’ Agreement shall have the same meanings when used herein.

3.
In consideration of the premises, the New Shareholder/s hereby agrees with the Present Shareholders, with effect from the date hereof, to be bound by the terms of the Shareholders’ Agreement as if the same mutatis-mutandis were set forth herein and will observe and discharge the terms and conditions of the Shareholders’ Agreement in all respects as if it had been a party thereto, and the New Shareholder/s shall be deemed to be comprised in the expression “the Shareholders” and “the Parties” as therein mentioned.

4.
The New Shareholder/s will from the date hereof be recognized as a party to the Shareholders’ Agreement in accordance with the provisions of the Shareholders Agreement and be bound by the provisions thereof.

5.	The New Shareholder/s represents and warrants that its obligations under this Agreement and the Shareholders’ Agreement are valid and binding upon it.

6.	The New Shareholder/s further represents and warrants to the Present Shareholders as follows:-

(TO INSERT SPECIFIC OBLIGATIONS WARRANTIES AND UNDERTAKINGS IF APPLICABLE)

7.
This Agreement shall be governed by an construed in accordance with the laws of Korea and the parties hereto hereby agree to submit to the non-exclusive jurisdiction of the courts of Korea in respect of all matters arising hereunder.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement the day and year first hereinbefore written.

Present Shareholders

SIGNED

New Shareholder

SIGNED

The Company

SIGNED
Schedule 1

Name	Address	Company No. / NRIC No.

Schedule 2

Name	Address	Company No. / NRIC No.

 (End of Appendix 1)

Appendix 2

KDS Micronex Machine Specifications

Annexed

Appendix 3

Initial Budget

Annexed